Exhibit 15.2

AMENDMENT NO. 1 TO

2018 STOCK INCENTIVE PLAN OF
GENESISAI CORPORATION

RECITALS

A. On July 3rd, 2018, GenesisAI Corporation (the “Company”), a Delaware Corporation, adopted the 2018 Stock Incentive Plan of GenesisAI Corporation (the “Plan”).

B. On around Sep 29th, 2021, the Company filed an amended and restated certificate of incorporation (the “Amended and Restated Charter”) with the Secretary of State of Delaware to create Class A Common Stock and Class B Common Stock of the Company, as such terms are defined therein, which provides that all shares of the Company’s Common Stock (as defined therein) that are outstanding on the date of the filing of the Amended and Restated Charter shall automatically become and be converted into shares of Class A Common Stock of the Company.

C. Following the filing of the Amended and Restated Charter, the Company desires to amend the Plan as set forth herein.

AMENDMENT

1.	The Plan is hereby amended as follows:

(a) All references to “Common Stock” in the Plan are hereby amended to state “Class A Common Stock”.

(b) The first sentence of Section 4(a) of the Plan is hereby amended to state, “Subject to adjustment under Section 9, Awards may be made under the Plan for up to 15,000,000 shares of Class A Common Stock, $0.0001 par value per share, of the Company (the “Class A Common Stock”), any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)).”

2.	Except as herein amended, the provisions of the Plan shall remain in full force and effect.

To record the adoption of this Amendment No. 1 by the Board on September 29th, 2021, effective on such date, GenesisAI Corporation has caused its authorized officer to execute the same.

Genesisai Corporation

By:	/s/ Archil Cheishvili
Name:	Archil Cheishvili
Title:	Chief Executive Officer